Exhibit 99.1

FOR IMMEDIATE RELEASE

SYNCHRONY NAMES ELLEN ZANE TO BOARD OF DIRECTORS
Appointment adds additional expertise in healthcare and data; further deepens board diversity

February 4, 2019- STAMFORD, CT - Synchrony (NYSE:SYF), a premier consumer financial services company, today announced Ellen Zane, former president and CEO of Tufts Medical Center and the Floating Hospital for Children, has been elected to Synchrony’s board of directors, effective February 1, 2019.
“We are very pleased to have Ellen join our board and look forward to her contributions. Synchrony believes an investment in diverse leaders is crucial to our success and we are focused on driving diversity from the board all the way to our call centers,” said Margaret Keane, president and CEO, Synchrony. “Ellen is an accomplished health, wellness and data leader - she understands the opportunity we have to further differentiate our business. Ellen’s insights will be invaluable to Synchrony and to our partners in this digital commerce environment.”
Zane is a nationally renowned healthcare leader with more than three decades of experience. Zane was the first female to lead Tufts Medical Center in its 222-year history. She has held various positions in business and medicine, including the network president for Partners HealthCare System, Inc. and CEO at Quincy Hospital, and has served on the boards of directors of multiple public and private companies.
“I am honored to join Synchrony as a director - the company is driving change in the finance industry through seamless payments and consumer experiences,” said Zane. “I look forward to bringing my expertise in healthcare to intersect with payments and further improve shareholder value.”
Zane’s healthcare experience is key as Synchrony continues to execute on its strategy to further grow its CareCredit platform and diversify into new healthcare markets and offerings.
Synchrony’s commitment to diversity starts at the top with the board of directors which includes a broad range of diversity of gender, race and thought. Zane is the third female director added to the board in four years.

With the appointment of Zane, Synchrony’s board consists of ten members including: Paget Alves, former Chief Sales Officer of Sprint Corporation; Arthur Coviello, Jr., former Executive Vice President of EMC Corporation, and Executive Chairman, RSA Security, Inc.; William Graylin, Chairman of OV Loop, Inc.; Roy Guthrie, former CEO of Renovate America , and former EVP and CFO of Discover Financial Services Inc.; Richard Hartnack, former Vice Chairman and Head, consumer and small business banking of U.S. Bancorp; Margaret Keane, President and CEO, Synchrony; Jeffrey Naylor, former Senior EVP and CAO of the TJX Companies, Inc.; Laurel Richie, former President of the Women’s National Basketball Association LLC; Olympia Snowe, Chairman and CEO of Olympia Snowe, LLC, and former U.S. Senator from 1995-2013 and member of the U.S. House of Representatives from 1979-1995.
About Synchrony
Synchrony (NYSE:SYF), is a premier consumer financial services company delivering customized financing programs across key industries including retail, health, auto, travel and home, along with award-winning consumer banking products. With more than $140 billion in sales financed and 80.3 million active accounts, Synchrony brings deep industry expertise, actionable data insights, innovative solutions and differentiated digital experiences to improve the success of every business we serve and the quality of each life we touch.  More information can be found at www.synchrony.com and through Twitter: @Synchrony.

Media Contact for Synchrony
India Kessler
Synchrony
203-585-2136
india.kessler@syf.com